CLAY FINLAY GROUP
CODE OF ETHICS
CONCERNING PERSONAL SECURITIES TRANSACTIONS

1.  General Principles
This Code is based on the principle that the officers, directors and employees of the Clay Finlay Group owe a fiduciary duty to the clients of the Company to conduct their personal securities transactions in a manner which does not interfere with clients' portfolio transactions or otherwise take unfair advantage of their position. In order to ensure highest ethical standards, the Company, through this Code, places restrictions on personal transactions and other actions to insure that employees behave in all respects in a manner that:
a) prohibits trading, directly or indirectly on the basis of nonpublic information; b) puts the interests of the Company's clients ahead of their own personal interests; c) complies with the requirements of the regulatory authorities; d) preserves the confidentiality of the Company's information.

It is not practicable to create a Code that specifies every eventuality in which there might arise a conflict of interest with clients, or a breach of regulatory requirement or of confidentiality. It is essential that Employees should consult with the Compliance Officer whenever there is the slightest doubt about conflict or a breach.

All Employees are required to read and familiarize themselves with this Code of Ethics and the Policy Concerning Insider Trading and to understand their responsibilities. Employees are required to certify initially and therafter annually, by the tenth calendar day of January that they have read this Code, have complied with its requirements, and that they have disclosed all personal securities transactions. A copy of the required certificate is attached as Appendix 2.

2.  Definitions
"Discretionary Account" means an account where an Employee or Related Person does not participate in recommending or making the investment decisions, or have any direct or indirect influence over the account. The circumstances of such accounts must be disclosed in writing and approved by the compliance officer.

"Employee" means all employees, officers or directors of the Clay Finlay group, and includes part-time employees, as well as trainees.

"Included Securities" has the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act of 1940. It includes such things as stocks, options, municipal bonds and private placements. It does not include securities issued by the U.S. Government or its agencies, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, unit investment trusts and shares of registered open-end mutual funds.

"IPC Member" means a senior investment professional who is a current member of the Company's Investment Policy Committee.

"Related Person" means spouse or minor child of an Employee, any adult living in the same household, or any other person with whom an Employee shares a beneficial interest in a Transaction.

"Transaction" means any purchase, sale, acquisition or disposal of Included Securities.


3.  Confidentiality
No Employee shall reveal to any other person (except in the normal course of his or her duties on behalf of the Company) any information regarding the transactions, actual or potential, or holdings of the clients of the Company.


4.  Personal Investment Restrictions
a. No Employee or Related Person may acquire any securities in an Initial Public Offering.

b. No Employee or Related Person may acquire any securities in 1) a private placement or 2) a private placement or an initial public offering that is being considered for a Discretionary Account established by the Employee or Related Person, without the written prior approval of the Company compliance officer. Approval will take into account, among other factors, whether the investment opportunity is being offered to the individual by virtue of his or her position. Any authorized investment in a private placement or initial public offering must be disclosed by such person, should he or she play any part in the Company's subsequent consideration of an investment in securities of the issuer.

c. No employee, having a direct or indirect beneficial interest in an Included Security, shall recommend the security to a client without disclosing such interest and having the transaction approved by the Compliance Officer.

d. Employees and Related Persons are prohibited from executing Transactions whenever the Company has a pending order or intends to place an order on behalf of its clients for the same or related Included Security.

e. Employees and Related Persons are prohibited from acquiring an Included Security for seven calendar days prior to a client acquisition of the same or related Included Security.

f. Employees and Related Persons are prohibited from disposing of an Included Security for seven calendar days prior to a client disposal of the same or related Included Security.

g. Employees and Related Persons are prohibited from disposing of an Included Security for seven calendar days after a client acquisition of the same or related Included Security.

h. Employees and Related Persons are prohibited from acquiring an Included Security for seven calendar days after a client disposal of the same or related Included Security.

i. Employees and Related Persons are prohibited from profiting from the purchase and sale, or sale and purchase of any security within 60 calendar days without the prior written approval of the Company's compliance officer.

j. No Employee or Related Person may enter into a Transaction without the prior written approval of two members of the IPC. To obtain approval, the Employee must complete a Personal Security Transaction Request Form (a copy of which is attached to this document), and have it duly authorized. Such authorization shall be valid for 24 hours.

5.   Exemptions
The personal investment restrictions of section 4 of this code shall not apply to:
a.   Purchases which are part of an automatic dividend reinvestment plan.

b. Sales of securities resulting from the exercise of options from employee incentive plans are exempt from the provisions of Section 4i.

c. Purchases or sales of securities that are not eligible for purchase or sale by the Company on behalf of any client are exempt from the provisions of
     Section 4j. For example, municipal bonds are not eligible for purchase or sale by the Company on behalf of any client.

d. Employees and Related Persons whose assets are held in a pre-authorized Discretionary Account are exempt from the provisions of Sections 4a, 4c to 4j, and 6d.

6.   Reporting Requirements
a. New Employees must provide the Compliance Officer with a list of their holdings, or those of Related Persons, in Included Securities within 10 days of joining the Company.

b. Employees and Related Persons must provide the Compliance Officer of the opening of any brokerage account and must direct their broker to supply the Company with duplicate confirmations of all Transactions.

c. Employees and Related Persons must provide the Compliance Officer with a list of their holdings of Included Securities as at the last day of December of each year, within fifteen calendar days following year end.

d. Employees and Related Persons shall report each Transaction to the Compliance Officer by providing the completed and signed Personal Security Transaction Request Form.

e. Within 10 days of each calendar quarter, the Employee or Related Person must complete and sign a Quarterly Transactions Summary Form (a copy of which is attached to this document) which shall list each and every Transaction made during the calendar quarter.


7.   Monitoring Personal Transactions
a. The Compliance Officer shall keep on file the completed Personal Security Transaction Request Form, the associated broker's confirmation form and the Quarterly Transactions Summary Form.

b. The Company shall record all reported Transactions within its computer system.

c. At regular intervals the Company shall compare the personal transactions of all employees with the Transactions that the Company has made on behalf of clients.

8.  Gifts and Entertainment
Employees may not accept gifts, entertainment or anything of value in excess of US$100 (or the equivalent in other currency) from any person or entity that does business with, or on behalf of, the Company.


9.   Service as a Director
Employees may not serve on the Boards of Directors of public corporations in which clients might invest, or engage in other outside activities which can conflict with the Company's obligations to clients unless such service is pre-authorized on the basis that the service would not be inconsistent with the interests of any client.

10.  Sanctions
Any  profits  from a  transaction  that was not  pre-authorized  as  provided in
Section 4d of this Code will be disgorged to any appropriate charity. The Company in its discretion may waive disgorgement in exceptional circumstances. The Company also reserves the right to impose other penalties for violations of the Code, including requiring reversal of a Transaction, suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto will be reported periodically to the Compliance Committee of the Board of Directors of the Company.

11.  Insider Trading
The Company has adopted a policy statement on insider trading and conflicts of interest (the "Policy Statement"), a copy of which is attached hereto as Appendix 1.


Effective January 1, 2002

Appendix 1

CLAY FINLAY GROUP
POLICY CONCERNING INSIDER TRADING & MARKET MANIPULATION


General Guidelines
It is unlawful for any person to buy or sell securities on the basis of material nonpublic information, a practice commonly known as "insider trading". The law requires the Company to establish, maintain and enforce written polices and procedures reasonably designed to detect and prevent insider trading. The law provides civil and criminal penalties for those who engage in insider trading. These penalties can be severe and include treble damages and up to 10 years in jail.

No person to whom this policy applies may trade, either personally or on behalf of others, while in possession of material nonpublic information. No Company personnel may communicate material, nonpublic information to others in violation of the law.

Material Information
Information  is  material  if  there  is  a  substantial   likelihood  that  the
information would affect the market for the securities or that a reasonable investor would consider this information important in deciding whether to buy, sell or hold securities of the issuer. Information should be presumed to be material if it relates, for example, to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant increases or decreases in orders, merger or acquisition proposals or agreements, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments and purchase or sales of substantial assets.

As a rule, information which is no longer timely or cannot otherwise be reasonable anticipated to have any immediate market impact, will not be held to be material. Among the factors to be considered in determining whether information is actually timely are the degree of its specificity, the extent to which it differs from information previously disseminated publicly, and its reliability in the light of its nature, its source and the circumstances under which it was received.


Nonpublic information
Nonpublic information is information received that has not been publicly disclosed. Information received about an issuer under circumstances which indicate that it is not yet in general circulation in the marketplace should be deemed to be nonpublic information. Information is public when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. Release of information through a filing with a government agency, a press conference or press release, or after delivery of the information to a stock exchange, major news agencies, newspapers or appropriate trade publications.

Identifying Inside Information
If, after considering these rules and before executing any trade, you have any questions as to whether the information is material and nonpublic, you should consult with the Company compliance officer and await the Company's determination as to how to proceed. Do not communicate the information to any other person.

Contact with Public Companies
The Company's contacts with public companies represent an important part of our research efforts. The Company may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Company employee or other person subject to this Policy Statement becomes aware of material nonpublic information. This could happen, for example, if a Company's Chief Financial Officer prematurely disclosed quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Compliance Officer immediately if you believe that you may have received material, nonpublic information.

Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone else acting on behalf of either. The Company's employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

Market Manipulation
It is unlawful for any employee to behave in such a way as to give a false or misleading impression as to supply of, or demand for, or as to the price of any security for the purpose of profiting from such mainpulation personally or on behalf of the firm's clients.

Service as a Director
Employees may not serve on the Boards of Directors of public corporations in which clients might invest, or engage in other outside activities which can conflict with the Company's obligations to clients unless such service is pre-authorized on the basis that the service would not be inconsistent with the interests of any client.


Appendix 2.

                                CLAY FINLAY GROUP
              CERTIFICATE OF COMPLIANCE WITH COMPANY CODE OF ETHICS



I have read and understand the Company Code of Ethics and Policy Concerning Insider Trading, and I certify that I will comply with both. I understand that any violation of the Code of Ethics and Policy Statement may lead to sanctions, including dismissal.




______________________________________________                 _________________
Signature                                                      Date



______________________________________________
Name



Statement of Holdings;


____ Attached please find a listing of securities in which I have a direct or indirect beneficial interest as of December 31, ________. The enclosed list will include a description of the security, the number of shares held, the principal amount, and the brokereage account in which they are held.


____ I do not have a beneficial  interest in any  securities  as of December 31,
_______.


Listed below are my reportable brokerage accounts:





____ I do not maintain any brokerage accounts as of December 31, _______.